Exhibit 99.1
R1 Announces Appointment of David Dill to Board of Directors
CHICAGO – April 19, 2021 – R1 RCM Inc. (NASDAQ: RCM), a leading provider of technology-driven solutions that transform the patient experience and financial performance of healthcare providers, today announced the appointment of David Dill, president and chief executive officer of LifePoint Health, to the company’s board of directors, effective April 18, 2021.
“We are honored to welcome David to our board,” said Alex Mandl, lead director of R1’s board. “David brings valuable insights to the board through his years of extensive leadership, operations and financial experience in healthcare. I look forward to working with him and driving continued success for R1.”
David Dill is a veteran healthcare leader with more than 30 years of finance, operations and management experience. He joined LifePoint in 2007 as executive vice president and chief financial officer and served as president and chief operating officer from 2009 to 2018. Before joining LifePoint, Dill was executive vice president of Fresenius Medical Care North America and chief executive officer in the East Division of Fresenius Medical Care Services. He is a former chairman of the board for the Federation of American Hospitals (FAH) and currently serves as a member of the FAH’s board and executive committee. Dill is also incoming chair of the board of directors for the Nashville Health Care Council and a member of the board of trustees for the Murray State University Foundation.
“I’m excited to join R1’s board during such a pivotal time for healthcare,” said Dill. “R1’s innovation and leadership in transforming one of the most critical administrative functions is highly beneficial for the industry, and I look forward to contributing my perspectives as I work with the board and management team.”
“We are very pleased to have David join R1’s board,” said Joe Flanagan, president and CEO of R1. “His experience as a successful leader of one of the largest health systems in the country will be invaluable in shaping R1’s future as we continue to grow the company and develop new solutions for our customers and the patients they serve. David’s breadth of experience builds on the immense talent and expertise of our board today, and we look forward to the continual evolution of our board through leadership and diversity across multiple dimensions.”

About R1 RCM
R1 is a leading provider of technology-driven solutions that transform the patient experience and financial performance of hospitals, health systems, and medical groups. R1’s proven and scalable operating models seamlessly complement a healthcare organization’s infrastructure, quickly driving sustainable improvements to net patient revenue and cash flows while reducing operating costs and enhancing the patient experience. To learn more, visit: r1rcm.com.
R1 RCM Contacts:
Investor Relations:
Atif Rahim
312.324.5476
investorrelations@r1rcm.com

Media Relations:
Natalie Joslin
678.585.1206
media@r1rcm.com